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                       October 6, 2023

       William Asiedu
       Chief Financial Officer
       Xtra-Gold Resources Corp.
       Monte Carlo #7
       Paradise Island
       Nassau, Bahamas

                                                        Re: Xtra-Gold Resources
Corp.
                                                            Form 20-F for the
fiscal year ended December 31, 2022
                                                            Filed March 31,
2023
                                                            File No. 333-139037

       Dear William Asiedu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation